Exhibit 3.157

ARTICLES OF INCORPORATION

JACKSONVILLE BEACHES ANESTHESIA ASSOCIATES, INC.

ARTICLE I – NAME

The name of the corporation is JACKSONVILLE BEACHES ANESTHESIA ASSOCIATES, Inc. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the corporation shall be perpetual, unless and until terminated pursuant to Florida Law.

ARTICLE III- PURPOSE

The Corporation is organized for the purpose transacting any or all lawful business for corporations for profit organized under the Florida Business Corporation Act.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this corporation, unless and until relocated, is 136 Kingfisher Drive, Pointe Vedra Beach, Florida 32082.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI - REGISTERED AGENT AND REGISTERED OFFICE

The mailing and street address of the Initial registered office of this Corporation is 2731 Executive Park Drive, Suite 4, Weston, Florida 33331, and the name of the of the initial registered agent of this Corporation at that address is NRAI Services.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have one (1) initial director. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The name and address of the in initial director is:

Susan J. Thomas, MD

136 Kingfisher Drive

Ponte Vedra Beach, FL 32082

The name and address of the person signing these Articles of Incorporation is:

Susan J. Thomas, MD

136 Kingfisher Drive

Ponte Vedra Beach, FL 32082

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 28th day of April, 2008.

/s/ Susan J. Thomas
Susan J. Thomas, Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That JACKSONVILLE BEACHES ANESTHESIA ASSOCIATES, INC. (the “Corporation”), desiring to organize under the laws of the State of Florida, has named NRAI Services as its agent to accept services of process within the State.

NRAI Services, Inc.

2731 Executive Park Drive, Suite 4

Weston, Florida 33331

ACKNOWLEDGMENT:

Having been named to accept services of process for the Corporation, at the place designated in this Certificate, NRAI services hereby agrees to act in this capacity, and further, agrees to comply with the provisions of all statutes relative to the proper and complete performance of its duties, and accepts the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 29th day of April, 2008.

NRAI Services, Inc.

By:	/s/ Peter F. Sousa
Peter F. Sousa
Assistant Secretary